Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered as of May 30, 2008, by and between Dimitri Papatheoharis, an adult individual (“Employee”, “you” or “your”), and Luminent Mortgage Capital, Inc., a Maryland corporation having its principal place of business at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103, (“Company”).

RECITALS

Employee has been employed by Company pursuant to an Employment Agreement dated January 1, 2008 (“Employment Agreement”).

Employee is resigning his employment with Company pursuant to Section 1(d) and 1(e)(i)(B) of the Employment Agreement.

Employee’s last working day will be May 30, 2008, at which time his employment with Company ends.

Employee may sign this Agreement between the date hereof and June 20, 2008, and upon signing shall promptly deliver two executed copies to Company.

TERMS

For good and valuable consideration, including the promises and mutual covenants contained herein, and intending to be legally bound, Company and Employee agree as follows:

1. SEPARATION OF EMPLOYMENT

a. Your employment with Company ends effective May 30, 2008 (the “Resignation Date”).

b. Your authority to act on behalf of Company has been withdrawn, and you will not represent to anyone that you have authority to represent Company.

c. You will comply with all normal employment termination procedures.

2. SEVERANCE PAYMENTS

Upon Company’s timely receipt of this Agreement signed by you, and expiration of the seven day revocation period set forth herein, Company shall, without setoff, counterclaim, recoupment or defense:

a. Pay to you as a severance allowance the gross amount of $140,000, less applicable withholdings and authorized payroll deductions. Of the $140,000, $62,500 shall be paid upon expiration of the seven-day revocation period, and will be deposited according to your current direct deposit instructions. The remainder of $77,500 shall be paid in ten equal monthly installments of $7,750 payable on the last day of each month commencing with June 30, 2008.

b. Pay directly to your counsel, Freemann Law Offices, One Logan Square, Suite 2675, 18th & Cherry Streets, Philadelphia, PA 19103, $3,500.00 to offset counsel fees you have incurred in connection with this Agreement.

3. BENEFITS

a. Restricted Stock Awards

Regardless of whether you sign this Agreement, you may exercise any vested restricted stock awards you may have in accordance with the terms of the applicable plans. You will not vest in any additional stock awards after the Resignation Date.

b. Retirement Investment Plan (401k)

Company contributions for your benefit to the Retirement Investment Plan (401k) shall cease as of the Resignation Date. Any vested service you may have under such plan shall be determined in accordance with terms of ERISA, 29 U.S.C. §1001, et seq., and the plan.

c. Group Medical and Dental Plan

You may elect after the Resignation Date to participate in Company’s group medical and dental insurance plan, such as it exists from time-to-time, to the extent and for the duration required by COBRA, 29 U.S.C. §§ 1161-66.

d.	Travel and Other Expense Reports

You will submit your final travel and other expense reports to Company within ten days after the Resignation Date. Company shall promptly reimburse you for such expenses.

e. No Other Benefits

Except as specifically provided herein, your participation in all Company employee benefits and other benefit plans shall terminate on the Resignation Date.

4. NON-DISPARAGEMENT

a. You will not make or publish any statement or instigate, assist or participate in the making or publication of any statement which would libel, slander, or disparage Company or expose Company to hatred, contempt or ridicule.

b. The officers and directors of Company will not make or publish any statement or instigate, assist or participate in the making or publication of any statement which would libel, slander, or disparage you or expose you to hatred, contempt or ridicule.

5. RETURN OF PROPERTY

Within ten days after the Resignation Date, you will deliver to Company all credit cards, photo identification cards, card keys, equipment, and confidential documents, together with all copies thereof, belonging to Company, and Company will deliver to you all personal property in its possession belonging to you.

6.	COOPERATION

a. Upon reasonable request, you agree to cooperate with and assist Company after the Resignation Date with respect to (i) business matters with which you were involved as an employee of Company, and (ii) any litigation involving facts or issues with which you were involved or of which you have actual knowledge, including making yourself available at reasonable times and places to prepare for and give testimony and depositions. Company will reimburse you for your time at the rate of $250.00 per hour plus all out-of-pocket expenses you incur in connection with your activities pursuant to this Paragraph 6 a.

b. Both parties will cooperate in executing all documents reasonably required to effectuate the purpose and intent of this Agreement.

c. You acknowledge that you will continue to comply with the confidentiality obligations set forth in Section 6 of the Employment Agreement.

7.	EMPLOYEE REPRESENTATIONS

You make the following representations, each of which is an important consideration in Company’s willingness to enter into this Agreement with you:

a. You understand and acknowledge that some of the consideration and benefits which Company has agreed to provide to you in this Agreement are in addition to anything of value to which you would be entitled were it not for this Agreement.

b. You understand and acknowledge that you have been allowed at least 21 days within which to carefully consider and sign this Agreement.

c. You understand and acknowledge that you will have 7 days after you sign this Agreement to revoke it. You may revoke this Agreement by submitting written notice of revocation to Frederick W. Dreher, Esquire, within 7 days after you sign this Agreement, said revocation to be effective only upon receipt by Company’s counsel. In the event of such revocation, you will have no rights under this Agreement. If you do not revoke this Agreement within 7 days after signing as provided herein, this Agreement shall become effective and enforceable as of the date you signed it.

d. You understand and acknowledge that the terms of this Agreement are the product of mutual negotiation and compromise between you and Company.

e. You understand and acknowledge that Company has advised and encouraged you to consult with and seek advice from an attorney of your choosing prior to signing this Agreement.

f. You understand and acknowledge that after due consideration you have knowingly and voluntarily elected to sign this Agreement and to fulfill the promises set forth herein.

g. You understand and acknowledge that you are aware that federal, state and/or local laws prohibit discrimination against employees because of their race or color, religion, sex, age, national origin, veteran status, disability and sexual preference, and that an employee who believes that he or she has been discharged or otherwise discriminated against for any of these reasons has a right to file a lawsuit or initiate other proceedings against Company and to recover damages if it is proved that Company violated any of these laws.

h. You understand and acknowledge that you are aware that by signing this Agreement, which includes a release, you are giving up any right to sue or to initiate legal proceedings against Company and its representatives, not only on the basis of the discrimination laws mentioned above, but for other claims which you had, have or believe you have based upon employment events which occurred on or before the date on which you sign this Agreement.

i. You understand and acknowledge that no promises or representations except those contained in this Agreement have been made to you in connection with the termination of your employment, or the execution of this Agreement.

j. You understand and acknowledge that you have read and understand each and every provision in this Agreement.

k. You represent that on or prior to the date on which you sign this Agreement, you have not filed or caused to be filed any complaint or charge with any court, governmental agency or other body against Company or any of its employees, officers, directors or agents which has not been dismissed, closed, withdrawn or otherwise terminated.

l. You represent and acknowledge that you have received all compensation, salary, bonuses, and other monies due to you other than such monies and benefits as set forth in Section 2 and 3 above

8. RELEASES

a. You, on your own behalf and on behalf of your heirs, executors, administrators and assigns (collectively, “Employee Releasors”), hereby knowingly and voluntarily waive, release and forever discharge Company, its subsidiaries, affiliates, predecessors, successors, employees, officers, and directors (collectively, “Luminent Releasees”), of and from any and all actions, causes of action, suits, claims, debts, charges, demands and complaints whatsoever, in law or equity, that the Employee Releasors or any of them ever had, now have, or may have against the Luminent Releasees or any of them including, but not limited to, any and all claims arising out of or relating to your employment with Company or the termination of that employment, including but not limited to any tort, the violation of any federal, state or local fair employment practice, workers compensation or other employment relations statute, regulation or executive order, any rights or claims under Title VII of the Civil Rights Act of 1964 (as amended), The Americans With Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Older Workers Benefit Protection Act, and any other federal, state or local law prohibiting discrimination or harassment in employment, and any claims for defamation, injury to reputation, wrongful discharge, breach of contract (whether oral, written, express or implied from any source), breach of public policy, fraud, physical, mental or emotional distress or harm, and pain and suffering which you ever had, now have, or may have. This Agreement does not, however, release any Employee ADEA rights or claims which may arise after the date on which you sign this Agreement, and does not release the rights and obligations of the Luminent Releasees under this Agreement.

b. Company, for itself and its subsidiaries, affiliates, predecessors, successors, officers, and directors hereby knowingly and voluntarily waives, releases and forever discharges Employee and your heirs, executors and administrators (collectively, “Employee Releasees”) of and from any and all actions, causes of action, suits, claims, debts, charges, demands and complaints, in law or equity, against the Employee Releasees, or any of them, including, but not limited to, any and all claims which arise out of or relate to your employment with Company or the termination thereof. This Agreement does not, however, release your rights and obligations under this Agreement nor any claims for fraudulent or illegal conduct.

9. INDEMNIFICATION

Notwithstanding the provisions of Paragraph 8, nothing herein shall relieve Company from any legal obligation or ability it may have to defend and indemnify you pursuant to the terms of (a) the relevant provisions of its By-Laws, (b) the relevant provisions of the laws of the jurisdiction of its incorporation, or (c) any applicable Directors & Officers or other liability insurance.

10.	ENTIRE OBLIGATION

This Agreement is intended to and does supersede all prior agreements and understandings between the parties, including without limitation, all rights and obligations under the Employment Agreement other than the obligations in Section 6 of the Employment Agreement.

11.	NO ORAL MODIFICATIONS

This Agreement may not be changed, waived or modified except by a writing signed by both parties hereto.

12. SEVERABILITY

If any part, term, or provision of this Agreement is later held to be illegal, unenforceable, or otherwise ineffective, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the part, term, or provision held to be invalid.

13. GOVERNING LAW

This Agreement shall be deemed to be made in, and shall be interpreted, construed and governed by and in accordance with the laws of, the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.

14.	NOTICES

Except as otherwise provided herein, all notices required hereunder shall be in writing sent by prepaid registered U.S. mail, return receipt requested, or overnight courier, addressed as follows:

If to Employee:	If to Company:
Dimitri Papatheoharis	Luminent Mortgage Capital, Inc.
14 Dayton Circle	One Commerce Square, 21st Floor
Media, PA 19063	2005 Market Street

Philadelphia, PA 19103

Attn.: Zachary H. Pashel, President

and Chief Executive Officer

Either party may change his or its address of record by providing written notice of new address to the other party in accordance with the terms of this Agreement. Notices are effective upon delivery to the address of record.

15. COMPANY REPRESENTATION

Company represents and warrants that it has taken all actions necessary and appropriate to render this Agreement, upon execution, a valid, binding and enforceable legal obligation of Company.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have caused this Agreement to be executed.

_/s/Dimitri Papatheoharis

Dimitri Papatheoharis

LUMINENT MORTGAGE CAPITAL, INC.

By:/s/ Zachary H. Pashel
Zachary H. Pashel, President
and Chief Executive Officer